As filed with the Securities and Exchange Commission on March 1, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NovoCure Limited

(Exact name of registrant as specified in its charter)

Jersey (Channel Islands)	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

NovoCure Limited

Le Masurier House

La Rue Le Masurier

St. Helier, Jersey JE2 4YE

(Address, including zip Code, of Principal Executive Offices)

NovoCure Limited Employee Share Purchase Plan

NovoCure Limited 2015 Omnibus Incentive Plan

NovoCure Limited 2013 Share Option Plan

Standen Limited 2003 Share Option Plan

(Full title of each plan)

Wilhelmus Groenhuysen

Chief Financial Officer

NovoCure Limited

c/o NovoCure Inc.

20 Valley Stream Pkwy

Suite 300

Malvern, PA 19355

(212) 767-7530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julie M. Allen, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

(212) 969-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Ordinary shares, no par value	28,616,745	$11.19	$320,221,376.55	$32,246.29

(1)	This Registration Statement covers (i) 1,667,785 ordinary shares of NovoCure Limited (the “Registrant”) available for issuance pursuant to the NovoCure Limited Employee Share Purchase Plan (the “ESPP”), (ii) 16,251,143 ordinary shares of the Registrant available for issuance pursuant to awards under the NovoCure Limited 2015 Omnibus Incentive Plan (the “2015 Plan”), (iii) 3,166,929 ordinary shares of the Registrant issued or available for issuance upon the exercise of options granted pursuant to the NovoCure Limited 2013 Share Option Plan (the “2013 Plan”) and (iv) 7,530,888 ordinary shares of the Registrant issued or available for issuance upon the exercise of options granted pursuant to the Standen Limited 2003 Share Option Plan (the “2003 Plan,” and together with the ESPP, the 2015 Plan and the 2013 Plan, the “Plans”).

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant that become issuable under the Plans to prevent dilution by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding ordinary shares.

(2)	Completed pursuant to Rule 457(h) and Rule 457(c) of the Securities Act, based on the high and low prices reported for the Company’s ordinary shares on the NASDAQ Global Select Market on February 25, 2016. Pursuant to the ESPP, which plan is incorporated by reference herein, the purchase price of the ordinary shares of the Registrant to be issued thereunder will be the lesser of 85% of the fair market value of an ordinary share of the Registrant on the first day of the applicable six-month offering period and 85% of the fair market value of an ordinary share of the Registrant on the last day of the purchase period.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s prospectuses, which constitute a part of the Registrant’s Registration Statement on Form S-1 (File No. 333- 206681 ), as amended (the “S-1 Registration Statement”), filed on August 31, 2015 (amended on September 21, 2015 and October 1, 2015), under the Securities Act, and any form of prospectus subsequently filed pursuant to Rule 424(b) under the Securities Act in connection with the S-1 Registration Statement;

(b)	The Registrant’s latest Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed on October 27, 2015, filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on October 8, 2015 (Item 8.01 only); October 19, 2015 (Item 8.01 only); November 20, 2015; and December 22, 2015;

(d)	The description of ordinary shares set forth in the Registrant’s registration statement on Form 8-A (File No. 001-37565) filed with the Commission on September 23, 2015 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description;

(e)	The Registrant’s latest Annual Report on Form 10-K for the annual period ended December 31, 2015, filed on March 1, 2016, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Registrant discloses under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We have entered into indemnification agreements with each of our directors to indemnify them against certain liabilities and expenses arising from their being a director to the maximum extent permitted by Jersey law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Subject to the Jersey Companies Law, our Articles permit us to indemnify any director against any liability, to purchase and maintain insurance against any liability for any director and to provide any director with funds (whether by loan or otherwise) to meet expenditures incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure).

However, Article 77 of the Jersey Companies Law limits the ability of a Jersey company to exempt or indemnify a director from any liability arising from acting as a director. It provides that neither a company (or any of its subsidiaries) nor any other person for some benefit conferred or detriment suffered directly or indirectly by the company may exempt or indemnify any director from, or against, any liability incurred by him as a result of being a director of the company except where the company exempts or indemnifies him against:

(a)	any liabilities incurred in defending any proceedings (whether civil or criminal):

(i)	in which judgment is given in his or her favor or he or she is acquitted;

(ii)	which are discontinued otherwise than for some benefit conferred by him or her or on his or her behalf or some detriment suffered by him or her; or

(iii)	which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), he or she was substantially successful on the merits in his or her resistance to the proceedings; or

(b)	any liability incurred otherwise than to the company if he or she acted in good faith with a view to the best interests of the company;

(c)	any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to him or her by the court; or

(d)	any liability against which the company normally maintains insurance for persons other than directors.

Article 77 of the Jersey Companies Law permits a company to purchase and maintain directors’ and officers’ insurance and we maintain a directors’ and officers’ liability insurance policy for the benefit of our directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Document

4.1	Form of Ordinary Share Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 206681) and incorporated by reference herein)

4.2	Memorandum & Articles of Association of NovoCure Limited (filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 206681) and incorporated by reference herein)

5.1	Opinion of Ogier to the legality of the securities*

10.1	Standen Limited 2003 Share Option Plan (filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206681) and incorporated by reference herein)

10.2	NovoCure Limited 2013 Share Option Plan (filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206681) and incorporated by reference herein)

10.3	NovoCure Limited 2015 Omnibus Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206681) and incorporated by reference herein)

10.4	NovoCure Limited Employee Share Purchase Plan (filed as Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 206681) and incorporated by reference herein)

23.1	Consent of Ogier (included in Exhibit 5.1)*

23.2	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, Independent Registered Public Accounting Firm*

24.1	Power of Attorney (included in signature page)*

*	Filed herewith.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on March 1, 2016.

NOVOCURE LIMITED

By:	/s/ Asaf Danziger
Asaf Danziger
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Wilhelmus Groenhuysen and Todd Longsworth, and each of them individually, with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Asaf Danziger Asaf Danziger	Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2016

By:	/s/ Wilhelmus Groenhuysen Wilhelmus Groenhuysen	Chief Financial Officer (Principal Financial and Accounting Officer) and Authorized Representative in the United States	March 1, 2016

By:	/s/ William F. Doyle William F. Doyle	Chairman and Director	March 1, 2016

By:	/s/ Kinyip Gabriel Leung Kinyip Gabriel Leung	Vice Chairman and Director	March 1, 2016

By:	/s/ William Burkoth	Director	March 1, 2016
William Burkoth

By:	/s/ Timothy Langloss	Director	March 1, 2016
Timothy Langloss

By:	/s/ Louis J. Lavigne, Jr.	Director	March 1, 2016
Louis J. Lavigne, Jr.

By:	/s/ Robert J. Mylod, Jr.	Director	March 1, 2016
Robert J. Mylod, Jr.

By:	/s/ Yoram Palti, M.D., Ph.D.	Director	March 1, 2016
Yoram Palti, M.D., Ph.D.

By:	/s/ Gert Lennart Perlhagen	Director	March 1, 2016
Gert Lennart Perlhagen

By:	/s/ Charles G. Phillips III	Director	March 1, 2016
Charles G. Phillips III

By:	/s/ William A. Vernon	Director	March 1, 2016
William A. Vernon

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

4.1	Form of Ordinary Share Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 206681) and incorporated by reference herein)

4.2	Memorandum & Articles of Association of NovoCure Limited (filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 206681) and incorporated by reference herein)

5.1	Opinion of Ogier to the legality of the securities*

10.1	Standen Limited 2003 Share Option Plan (filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206681) and incorporated by reference herein)

10.2	NovoCure Limited 2013 Share Option Plan (filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206681) and incorporated by reference herein)

10.3	NovoCure Limited 2015 Omnibus Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206681) and incorporated by reference herein)

10.4	NovoCure Limited Employee Share Purchase Plan (filed as Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 206681) and incorporated by reference herein)

23.1	Consent of Ogier (included in Exhibit 5.1)*

23.2	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, Independent Registered Public Accounting Firm*

24.1	Power of Attorney (included in signature page)*

*	Filed herewith.